EXHIBIT 99.1

American National Announces Third Quarter 2016 Results

GALVESTON, Texas, Oct. 31, 2016 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced third quarter 2016 net income of $59.3 million or $2.20 per diluted share compared to net income of $42.0 million or $1.56 per diluted share for the same period in 2015.  Book value per diluted share increased to $173.27 at September 30, 2016 from $165.20 at December 31, 2015.

Third quarter after-tax operating income of $27.3 million or $1.01 per diluted share decreased from $42.0 million or $1.56 per diluted share for the same period in 2015.  Lower operating income for the third quarter of 2016 was also reflected in year to date results as compared to the prior year.  American National’s property and casualty claims were $26.5 million and $83.9 million for policyholders affected by various catastrophes during the three and nine months ended September 30, 2016, respectively.  These represent increases of $22.2 million and $31.9 million over amounts incurred for catastrophes during the same periods in 2015.  Additionally, American National’s personal auto results were impacted by increases in claim frequency and severity experienced across the industry.  An increase in net investment income partially offset the increase in claim expense.

After-tax operating income excludes realized investment earnings, which is comprised of realized investment gains, equity in earnings of unconsolidated affiliates and income from non-controlling interests.  Realized investment earnings for the third quarter of 2016 were $31.9 million or $1.19 per diluted share compared to $47.0 thousand or $0.0 per diluted share for the same period in 2015.

Revenue in the life insurance, annuity and property and casualty segments increased in the first nine months of 2016 compared to the same period in 2015.  Life insurance in force continued to grow during 2016, increasing by $3.9 billion, to reach $94.1 billion as of September 30, 2016.   At September 30, 2016, stockholders’ equity totaled $4.7 billion, a 4.9% increase from December 31, 2015.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarters Ended		Nine Months Ended
	September 30,		September 30,

	2016	2015	2016	2015

Revenues	$823,142,000	$699,859,000	$2,388,560,000	$2,173,932,000
After-tax earnings:
Operating income **	$27,344,000	$41,966,000	$80,419,000	$107,626,000
Realized investment earnings **	31,945,000	47,000	40,811,000	72,422,000
Net income	$59,289,000	$42,013,000	$121,230,000	$180,048,000

Per share earnings:
Operating income – Diluted **	$1.01	$1.56	$2.98	$3.99
Realized investment earnings
– Diluted **	1.19	-	1.52	2.69
Net income – Diluted	$2.20	$1.56	$4.50	$6.68

Weighted average number of shares
upon which computations are based:
Diluted	26,967,331	26,963,635	26,966,387	26,945,386
Basic	26,908,032	26,899,693	26,908,619	26,865,359

		As of
		September 30, 2016	December 31, 2015

Book value per diluted share		$173.27	$165.20

* Results are preliminary and unaudited. American National expects to timely file its Form 10-Q in November.
** Operating income excludes realized investment earnings, which is comprised of realized investment gains, equity in earnings of unconsolidated affiliates, and income from non-controlling interests, after-tax. Net income is the sum of operating income and realized investment earnings.

American National Insurance Company, headquartered in Galveston, Texas, was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies.

American National is also a family of companies that has, on a consolidated GAAP basis, $24.6 billion in assets, $19.9 billion in liabilities and $4.7 billion in stockholders’ equity.  American National and its subsidiaries offer a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures.  The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.

Contact: John J. Dunn, Jr. (409) 766-6063